Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of RTI Surgical Holdings, Inc. of our report dated May 3, 2019, relating to the financial statements of Paradigm Spine, LLC and its subsidiaries (the “Company”) as of and for the years ended December 31, 2018, 2017 and 2016 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the acquisition of the Company by RTI Surgical Holdings, Inc. on March 8, 2019), appearing in the Form 8-K/A of RTI Surgical Holdings, Inc. filed on May 17, 2019 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

May 23, 2019